AMENDED AND RESTATED MUTUAL FUND SERVICES AGREEMENT

THIS AGREEMENT, first made as of this 21st day of August, 2000, and last amended as of this 1st day of January 2020, by and between SCHWARTZ INVESTMENT TRUST (the “Trust”), an Ohio business trust having its principal place of business at 801 W. Ann Arbor Trail, Suite 244, Plymouth, Michigan 48170, and ULTIMUS FUND SOLUTIONS, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires that Ultimus provide certain mutual fund services for each series of the Trust, listed on Schedule A attached hereto and made part of this Agreement, as such Schedule A may be amended from time to time (individually referred to herein as the “Portfolio” and collectively as the “Portfolios”); and

WHEREAS, Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	RETENTION OF ULTIMUS.

The Trust hereby retains Ultimus to act as the administrator, fund accountant and transfer agent of the Trust and to furnish the Trust with the services as set forth below. Ultimus hereby accepts such employment to perform such duties.

2.	ADMINISTRATION SERVICES.

Ultimus shall provide the Trust with regulatory reporting services; shall provide all necessary office space, equipment, personnel, compensation and facilities for handling the affairs of the Trust; and shall provide such other services as the Trust may request that Ultimus perform consistent with its obligations under this Agreement. Without limiting the generality of the foregoing, Ultimus shall:

(a)	calculate Trust expenses and administer all disbursements for the Trust, and as appropriate, compute the Trust’s yields, total return, expense ratios and portfolio turnover rate;

(b)	prepare and coordinate, in consultation with Trust counsel, the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

(c)	prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities the compliance filings as may be necessary or convenient to enable the Trust to make a continuous offering of its shares;

(d)	develop and prepare, with the assistance of the Trust’s investment adviser, communications to shareholders, including the annual report to shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

(e)	administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser, distributor and custodian;

(f)	calculate performance data of the Trust for dissemination to information services covering the investment company industry;

(g)	prepare and file all of the Trust’s tax returns and prepare and mail annual Forms 1099, Forms W-2P and Forms 5498 to shareholders, with a copy to the Internal Revenue Service;

(h)	assist with the layout and printing of prospectuses and supplements thereto, and assist with and coordinate layout and printing of the Trust’s semi-annual and annual reports to shareholders;

(i)	provide individuals reasonably acceptable to the Trust’s Trustees to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trustees;

(j)	advise the Trust and its Trustees on matters concerning the Trust and its affairs, including making recommendations regarding dividends and distributions;

(k)	obtain and keep in effect on behalf of the Trust fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Trustees;

(l)	monitor and advise the Trust and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986;

(m)	monitor and advise the Trust and its Portfolios on compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Trust’s or any Portfolio’s then current Prospectus or Statement of Additional Information;

(n)	provide such internal legal services as are requested by the Trust including, but not limited to, the coordination of meetings and preparation of materials for the quarterly and special meetings of the Trustees and meetings of the Trust’s shareholders;

(o)	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to, the Trust’s independent public accountants in connection with the preparation of any audit or report requested by the Trust;

(p)	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to the Securities and Exchange Commission (the “SEC”) or any other regulatory authority in connection with any regulatory audit of the Trust or the investment adviser of the Trust;

(q)	perform all administrative services and functions of the Trust to the extent administrative services and functions are not provided to the Trust by other agents of the Trust;

(r)	prepare and file with the SEC (i) the reports for the Trust on Forms N-CSR, N-CEN, and N-PORT (ii) Form N-PX; and (iii) all required notices pursuant to Rule 24f-2 under the 1940 Act; and

(s)	furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust as the Trust and Ultimus shall determine desirable.

(t)	provide assistance in the maintenance of a Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the 1940 Act. The LRMP shall include the following services:

●	Provide data from each Fund’s books and records

●	Assist in monitoring of each Fund’s highly liquid investment minimum, if applicable, and the level of illiquid investments.

●	Assist with arranging Board notifications.

●	Assist in the preparation of Form N-LIQUID.

●	Add Adviser’s liquidity risk discussion to shareholder reports.

3.	FUND ACCOUNTING SERVICES

Ultimus will provide the Trust with the fund accounting services as set forth below:

(a)	MAINTENANCE OF BOOKS AND RECORDS.

Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Trust’s financial and portfolio transactions as may be required by the rules and regulations of the SEC adopted under Section 31(a) of the 1940 Act. Ultimus shall cause the subject records of the Trust to be maintained and preserved pursuant to the requirements of the 1940 Act.

(b)	PERFORMANCE OF DAILY ACCOUNTING SERVICES.

In addition to the maintenance of the books and records specified above, Ultimus shall perform the following accounting services daily for each Portfolio:

(i)	Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

(ii)	Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Portfolio’s investment adviser or its designee, as approved by the Trust’s Board of Trustees (hereafter referred to as “Trustees”);

(iii)	Verify and reconcile with the Portfolios’ custodian all daily trade activity;

(iv)	Compute, as appropriate, each Portfolio’s net income and capital gains, dividend payables, dividend factors, yields, and weighted average portfolio maturity;

(v)	Review daily the net asset value calculation and dividend factor (if any) for each Portfolio prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

(vi)	Determine unrealized appreciation and depreciation on securities held by the Portfolios;

(vii)	Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

(viii)	Update fund accounting system to reflect rate changes, as received from a Portfolio’s investment adviser, on variable interest rate instruments;

(ix)	Post Portfolio transactions to appropriate categories;

(x)	Accrue expenses of each Portfolio;

(xi)	Determine the outstanding receivables and payables for all (1) security trades, (2) Portfolio share transactions and (3) income and expense accounts;

(xii)	Provide accounting reports in connection with the Trust’s regular annual audit and other audits and examinations by regulatory agencies; and

(xiii)       Provide such periodic reports, as the parties shall agree upon.

(c)	SPECIAL REPORTS AND SERVICES.

(i)	Ultimus may provide additional special reports upon the request of the Trust or a Portfolio’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(ii)	Ultimus may provide such other similar services with respect to a Portfolio as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(d)	ADDITIONAL ACCOUNTING SERVICES.

Ultimus shall also perform the following additional accounting services for each Portfolio:

(i)	Provide monthly (or as frequently as may reasonably be requested by the Trust or a Portfolio’s investment adviser) a set of financial statements for each Portfolio as described below, upon request of the Trust:

Statement of Assets and Liabilities

Statement of Operations

Statement of Changes in Net Assets

Security Purchases and Sales Journals

Portfolio Holdings Reports

(ii)	Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Trust’s reports with the SEC on Forms N-CEN, N-PORT and N-CSR;

(C)	the Trust’s annual, semi-annual and quarterly (if any) shareholder reports;

(D)	registration statements on Form N-1A and other filings relating to the registration of shares;

(E)	Ultimus’ monitoring of the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

(F)	annual audit by the Trust’s auditors; and

(G)	examinations performed by the SEC.

4.	TRANSFER AGENT AND SHAREHOLDER SERVICES

Ultimus will provide the Trust with the transfer agent and shareholder services as set forth below:

(a)	Shareholder Transactions

(i)	Process shareholder purchase and redemption orders in accordance with conditions set forth in the Trust’s prospectus.

(ii)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(iii)	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(iv)	Issue periodic statements for shareholders.

(v)	Process transfers and exchanges.

(vi)	Act as service agent and process dividend payments, including the purchase of new shares, through dividend reimbursement.

(vii)	Record the issuance of shares and maintain pursuant to SEC Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Portfolio which are authorized, based upon data provided to it by the Trust, and issued and outstanding.

(viii)	Perform such services as required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”).

(ix)	Administer and/or perform all other customary services of a transfer agent.

(b)	Shareholder Information Services

(i)	Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

(ii)	Produce detailed history of transactions through duplicate or special order statements upon request.

(iii)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

(iv)	Respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

(c)	Compliance Reporting

(i)	Provides reports to the SEC and the states in which the Portfolios are registered.

(ii)	Prepare and distribute appropriate Internal Revenue Service forms for shareholder income and capital gains.

(iii)	Issue tax withholding reports to the Internal Revenue Service.

(d)	Dealer/Load Processing (if applicable)

(i)	Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

(ii)	Account for separation of shareholder investments from transaction sale charges for purchase of Portfolio shares.

(iii)	Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(iv)	Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Portfolio.

(e)	Shareholder Account Maintenance

(i)	Maintain all shareholder records for each account in each Portfolio.

(ii)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(iii)	Record shareholder account information changes.

(iv)	Maintain account documentation files for each shareholder.

Ultimus shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time either at no additional fees or for such reasonable and customary fees as are mutually agreed upon by the parties; provided, however that the Trust may retain third parties to perform such other services. Such services may include performing internal audit examination; mailing the annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies and proxy statements, for all of which the Trust will pay Ultimus’ out-of-pocket expenses.

5.	SUBCONTRACTING.

Ultimus may, at its expense and, upon written notice to the Trust, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Ultimus shall be responsible, to the extent provided in Section 11 hereof, for all acts of such subcontractor as if such acts were its own.

6.	ALLOCATION OF CHARGES AND EXPENSES.

Ultimus shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation, if any, of officers of the Trust who are affiliated persons of Ultimus.

The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration and/or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of Ultimus or the investment adviser to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

7.	COMPENSATION OF ULTIMUS.

For the services to be rendered the facilities furnished and the expenses assumed by Ultimus pursuant to this Agreement, the Trust shall pay to Ultimus compensation at an annual rate specified in Schedule B attached hereto, as such Schedule may be amended from time to time by mutual agreement of the parties. Such compensation shall be calculated and accrued daily, and paid to Ultimus monthly.

If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Ultimus’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Ultimus’ compensation for the preceding month shall be made promptly.

8.	REIMBURSEMENT OF EXPENSES

In addition to paying Ultimus the fees described in Schedule B attached hereto, the Trust agrees to reimburse Ultimus for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

(a)	Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at Board meetings and shareholders’ meetings;

(b)	All freight and other delivery and bonding charges incurred by Ultimus in delivering materials to and from the Trust;

(c)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Trust, the Trust’s investment adviser or custodian, dealers or others as required for Ultimus to perform the services to be provided hereunder;

(d)	The cost of obtaining secondary security market quotes;

(e)	The cost of microfilm, microfiche or other methods of storing records or other materials;

(f)	The cost of printing and generating confirmations, statements and other documents and the cost of mailing such documents to shareholders and others;

(g)	All expenses incurred in connection with any custom programming or systems modifications required to provide any special reports or services requested by the Trust;

(h)	Any expenses Ultimus shall incur at the written direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes;

(i)	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement; and

(j)	The actual third-party data costs and data services required to complete Forms N-PORT, N-CEN and N-LIQUID or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

9.	EFFECTIVE DATE.

This Agreement shall become effective with respect to a Portfolio as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date such Portfolio commences operation) (the “Effective Date”).

10.	TERM OF THIS AGREEMENT.

The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of three years from the effective date of this Amendment (the “Initial Term”). The Trust has the option to renew the Agreement for a one-year period after the Initial Term under the same terms and conditions as are in effect on the last day of the Initial Term (“Option Period”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods (“Rollover Periods”).

A party may terminate this Agreement without penalty under the following circumstances.

(i) End-of Term Termination. A party can terminate this Agreement at the end of the Initial Term, Option Period, or any Rollover Period by providing written notice of termination to the other party at least sixty (60) days prior to the end of the Initial Term, Option Period or then current Rollover Period;;

(ii) Mutual Termination. The parties can terminate this Agreement by mutual agreement; or

(iii) For “Cause” Termination. During the Initial Term, Option Period or then current Rollover Period, a party may terminate this Agreement for cause (as defined herein) upon the provision of sixty (60) days’ advance written notice by the party alleging cause.

For purposes of this Agreement, “cause” shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Trust, a serious failure to perform satisfactorily Ultimus’ obligations hereunder; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

Notwithstanding the foregoing, after such termination for so long as Ultimus, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Ultimus and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in Schedule B, the amount of all of Ultimus’ cash disbursements for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents.

11.	STANDARD OF CARE.

The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder. Ultimus shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. Ultimus shall be liable for any damages arising directly or indirectly out of Ultimus’ failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Ultimus’ willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of it obligations and duties hereunder. (As used in this Section 11, the term

“Ultimus” shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

Without limiting the generality of the foregoing or any other provision of this Agreement, (i) Ultimus shall not be liable for losses beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above; and (ii) Ultimus shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes).

Ultimus may apply to the Trust at any time for instructions and may consult with counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties hereunder, and Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

12.	INDEMNIFICATION.

The Trust agrees to indemnify and hold harmless Ultimus from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, “Losses”) arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Trust, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Trust shall have no obligation to indemnify or reimburse Ultimus under this Section 12 to the extent that Ultimus is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

Ultimus shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Ultimus’ own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Section 12, the term “Ultimus” shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

13.	RECORD RETENTION AND CONFIDENTIALITY.

Ultimus shall keep and maintain on behalf of the Trust all books and records which the Trust and Ultimus is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Ultimus further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

14.	FORCE MAJEURE.

Ultimus assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

15.	RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

All records and other data except computer programs and procedures developed to perform services required to be provided by Ultimus are the exclusive property of the Trust and all such records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason. Ultimus may at its option at any time, and shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain Ultimus’ files, records and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Ultimus for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

16.	REPRESENTATIONS OF THE TRUST.

The Trust certifies to Ultimus that: (1) as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

17.	REPRESENTATIONS OF ULTIMUS.

Ultimus represents and warrants that: (1) the various procedures and systems which Ultimus has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and Ultimus’ records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, (2) this Agreement has been duly authorized by Ultimus and, when executed and delivered by Ultimus, will constitute a legal, valid and binding obligation of Ultimus, enforceable against Ultimus in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, (3) it is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of the Agreement, and (4) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

18.	INSURANCE.

Ultimus shall furnish the Trust with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts. Ultimus shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore. Ultimus shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Ultimus under its insurance coverage.

19.	INFORMATION TO BE FURNISHED BY THE TRUST.

The Trust has furnished to Ultimus the following:

(a)	Copies of the Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

(b)	Copies of the following documents:

(1)	The Trust’s Bylaws and any amendments thereto; and

(2)	Certified copies of resolutions of the Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder.

(c)	A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters.

(d)	Copies of the Prospectus and Statement of Additional Information for each Portfolio.

20.	AMENDMENTS TO AGREEMENT.

This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

21.	COMPLIANCE WITH LAW.

Except for the obligations of Ultimus otherwise set forth herein, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust’s registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

22.	NOTICES.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trust, at 801 W. Ann Arbor Trail, Suite 244, Plymouth, Michigan 48170, Attn: George P. Schwartz; and if to Ultimus, at

225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: Robert G. Dorsey; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

23.	ASSIGNMENT.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

24.	GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

25.	LIMITATION OF LIABILITY.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Portfolio, that Portfolio), and the Ultimus shall look only to the assets of the Trust, or the particular Portfolio, for the satisfaction of such obligations.

26.	MULTIPLE ORIGINALS.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

SCHWARTZ INVESTMENT TRUST

By:	/s/ George P. Schwartz
Title: President

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ David James
Title:	Executive Vice President and Chief
Legal and Risk Officer

SCHEDULE A

TO THE MUTUAL FUND SERVICES AGREEMENT BETWEEN

SCHWARTZ INVESTMENT TRUST

AND

ULTIMUS FUND SOLUTIONS, LLC

FUND PORTFOLIOS

Ave Maria Value Focused Fund

Ave Maria Value Fund

Ave Maria Growth Fund

Ave Maria Bond Fund

Ave Maria Rising Dividend Fund

Ave Maria World Equity Fund

Ave Maria Growth Focused Fund

Ave Maria Undiscovered Fund

SCHEDULE B

TO THE MUTUAL FUND SERVICES AGREEMENT BETWEEN

SCHWARTZ INVESTMENT TRUST

AND

ULTIMUS FUND SOLUTIONS, LLC

FEES

Redacted

Fees have been excluded because they are not material and would likely cause competitive harm to the Registrant if publicly disclosed.

Redacted

Fees have been excluded because they are not material and would likely cause competitive harm to the Registrant if publicly disclosed.

Amendment to

Amended and Restated Mutual Fund Services Agreement

For Schwartz Investment Trust

This Amendment revises the Amended and Restated Mutual Fund Services Agreement dated as of August 21, 2000 and most recently amended as of January 1, 2020 (the “Agreement”) between Schwartz Investment Trust (the “Trust”), an Ohio business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend the Agreement as set forth below:

1.	Section 4 of the Agreement is amended to add the following two subsections:

(f) uTRANSACT Web Services

Provide and maintain an internet portal for shareholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Portfolios.

(g) PLAID Services

Provide online bank account verification services using third-party PLAID technology.

2.	Schedule B of the Agreement is amended to add the following two provisions immediately preceding “OUT-OF-POCKET EXPENSES”:

uTRANSACT Web Services

The Trust agrees to pay Ultimus an annual fee of $______ for its uTRANSACT Web Services, as described in Section 4(f) of the Agreement.

PLAID Services

The Trust agrees to pay Ultimus an annual fee of $______ for its PLAID Services, as described in Section 4(g) of the Agreement.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The parties have duly executed this Amendment as of October 1, 2021.

SCHWARTZ INVESTMENT TRUST

By:	/s/ George P. Schwartz
Title: President

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ David James
Title:	Executive Vice President and Chief
Legal and Risk Officer

TAILORED SHAREHOLDER REPORT SERVICES ADDENDUM

This Tailored Shareholder Report Services Addendum (this “Addendum”) with an effective date of May 1, 2024 shall be attached to and governed by that certain Amended and Restated Mutual Fund Services Agreement between Ultimus Fund Solutions, LLC (“Ultimus”) and Schwartz Investment Trust (the “Trust”) dated August 21, 2000, amended January 1, 2020 and October 1, 2021 (the “Agreement). All capitalized terms used herein, unless otherwise defined, have the meaning ascribed to them in the Agreement as it may be supplemented or amended from time to time.

The parties agree as follows:

1.   Tailored Shareholder Report Services

Ultimus will provide the Trust’s funds (the “Funds”), with an end-to-end solution to prepare and transmit annual and semi-annual shareholder reports designed to be compliant with the Securities and Exchange Commission’s (“SEC”) tailored shareholder reporting requirements (the “Tailored Shareholder Report Services”). Funds will be provided tailored shareholder report (“TSR”) templates to choose from. Each TSR template may be customized for color and print style and to allow for the addition of Fund specific logos. Additional customization of the TSR template(s) will be subject to additional fees as described in more detail below.

Redacted

Fees have been excluded because they are not material and would likely cause competitive harm to the Registrant if publicly disclosed.

2.   TSR Fee and Charges

3.   Data Extract Only Services, Fee, and Charges

4.   Expense Reimbursements

In addition to the TSR Fee or the Data Extract Only Fee (as applicable), the Trust will reimburse (or cause to be reimbursed) Ultimus for the Funds’ pro rata share (as determined by Ultimus) of third party expenses incurred by Ultimus in providing the Tailored Shareholder Report Services or the Data Extract Only Services (as applicable), including, without limitation, any typesetting, printing, and EDGAR costs associated with any TSR.

5.   Invoicing and Payment Terms

Ultimus will invoice for the TSR Fee or the Data Extract Only Fee (as applicable), any related hourly charges, and any reimbursable expenses quarterly in arrears. The same will be due and payable within 30 days of receipt of invoice.

6.   Miscellaneous

Except as supplemented hereby, the Agreement shall remain in full force and effect without modification. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Addendum to be executed by its duly authorized officer as of the date and year first above written.

SCHWARTZ INVESTMENT TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ George P. Schwartz	By:	/s/ Gary Tenkman
Name: George P. Schwartz		Name: Gary Tenkman
Title: President		Title: Chief Executive Officer

AMENDMENT TO AMENDED AND RESTATED

MUTUAL FUND SERVICES AGREEMENT

THIS Amendment TO AMENDED AND RESTATED MUTUAL FUND SERVICES AGREEMENT (this “Amendment”), effective as of January 1, 2025, by and among Schwartz Investment Trust, an Ohio business trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Amended and Restated Mutual Fund Services Agreement dated August 21, 2000, and last amended as of January 1, 2020 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	The first paragraph of Section 10 of the Agreement hereby is deleted in its entirety and replaced with the following:

The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of three (3) years from January 1, 2025 (the “Initial Term”). The Trust has the option to renew the Agreement for a one-year period after the Initial Term under the same terms and conditions as are in effect on the last day of the Initial Term (“Option Period”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods (“Rollover Periods”).

(b)	Schedule B to the Agreement hereby is deleted in its entirety and replaced with Schedule B attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

SCHWARTZ INVESTMENT TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ George P. Schwartz	By:	/s/ Gary Tenkman
	George P. Schwartz		Gary Tenkman
	President		Chief Executive Officer

SCHEDULE B

TO THE MUTUAL FUND SERVICES AGREEMENT BETWEEN

SCHWARTZ INVESTMENT TRUST

AND

ULTIMUS FUND SOLUTIONS, LLC

FEES

Redacted

Fees have been excluded because they are not material and would likely cause competitive harm to the Registrant if publicly disclosed.